LEHMAN BROTHERS INCOME FUNDS
INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT

SCHEDULE A

The Institutional Class of the Series of Lehman Brothers Income Funds currently subject to this Agreement are as follows:

Lehman Brothers Core Bond Fund
Lehman Brothers High Income Bond Fund
Lehman Brothers Short Duration Bond Fund

Date: February 28, 2009

LEHMAN BROTHERS INCOME FUNDS
INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Lehman Brothers Income Funds Institutional Class Administration Agreement shall be:

(1)	For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Institutional Class of each Series;

(2)	For the services provided to the Institutional Class of a Series and its shareholders, 0.09% per annum of the average daily net assets of the Institutional Class of said Series; plus in each case

(3)

certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

Date: June 1, 2007